SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

HERTZ GLOBAL HOLDINGS INC

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

42806J106

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42806J106	Page 2 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER None (See Item 4)
	8	SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 3 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 4 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 5 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 6 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 7 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 8 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 9 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 10 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 11 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Quantitative Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 12 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None (See Item 4)
	8	SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 42806J106	Page 13 of 26 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER None (See Item 4)
	8	SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

HERTZ GLOBAL HOLDINGS INC (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

8501 Williams Road
Estero, FL 33928
United States

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1)    Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(2)    Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AG owns 5.76% of the equity interests in AMF.

(3)    Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AGI owns 46.91% of the equity interests in AMF.

(4)    Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AIF LLC owns 7.32% of the equity interests in AMF.

(5)     Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF LTD owns 23.81% of the equity interests in AMF.

(6)    Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 16.17% of the equity interests in AMF.

(7)     Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 14 of 26 Pages

(8) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. AEF LP owns 35.55% of the equity interests in AEMF.

(9) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AEF LTD owns 64.44% of the equity interests in AEMF.

(10) Atlas Quantitative Trading Fund, Ltd. is a Cayman corporation (“AQTF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(11) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 444 West Lake Street, 50th Floor, Chicago, IL 60606. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AGJ, AEMF, AEF LP, AEF LTD and AQTF.

(12) Dmitry Balyasny, a United States citizen whose business address is 444 West Lake Street, 50th Floor, Chicago, IL 60606. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: 42806J106

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

None

Page 15 of 26 Pages

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Page 16 of 26 Pages

AGI

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

Page 17 of 26 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Page 18 of 26 Pages

AGJ

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

Page 19 of 26 Pages

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Page 20 of 26 Pages

AEF  LTD

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

AQTF

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

Page 21 of 26 Pages

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

None

Page 22 of 26 Pages

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

None

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

None

(iv)	Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Page 23 of 26 Pages

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 24 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019

ATLAS MASTER FUND, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	ATLAS GLOBAL, LLC By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	ATLAS INSTITUTIONAL FUND, LLC By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	ATLAS GLOBAL JAPAN UNIT TRUST By: /s/ Scott Schroeder Scott Schroeder Authorized Representative

ATLAS ENHANCED MASTER FUND, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	ATLAS ENHANCED FUND, L.P. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory

Page 25 of 26 Pages

ATLAS ENHANCED FUND, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	ATLAS QUANTITATIVE TRADING FUND, LTD. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory

BALYASNY ASSET MANAGEMENT L.P. By: /s/ Scott Schroeder Scott Schroeder Authorized Signatory	DMITRY BALYASNY By: /s/ Scott Schroeder Scott Schroeder Authorized Representative

Page 26 of 26 Pages